Exhibit 99.1
For Immediate Release

PACIFIC ASIA PETROLEUM, INC. SHARES BEGIN TRADING ON THE OTC BULLETIN BOARD UNDER PFAP.OB

HARTSDALE, NEW YORK, May 9, 2008 -- Pacific Asia Petroleum, Inc. (the “Company”) (OTCBB: PFAP.OB, formerly Pink Sheets: PFAP.PK), today announced that its shares of common stock have begun trading on the OTC Bulletin Board (OTCBB) under the ticker symbol “PFAP.OB,” effective May 8, 2008.

“The upgrade to the OTC Bulletin Board reflects a major milestone for the Company,” said Frank C. Ingriselli, the Company’s President and CEO. “We anticipate that the listing on the OTC Bulletin Board will increase our corporate visibility and trading liquidity, making it easier for prospective investors to purchase our common stock.”

About the OTC Bulletin Board

The OTC Bulletin Board (OTCBB) is a regulated quotation service that displays real-time quotes, last-sale prices, and volume information in over-the-counter (OTC) equity securities. An OTC equity security generally is any equity that is not listed or traded on Nasdaq or a national securities exchange. OTCBB securities include national, regional, and foreign equity issues, warrants, units, American Depositary Receipts (ADRs), and Direct Participation Programs (DPPs).

About Pacific Asia Petroleum, Inc.

Pacific Asia Petroleum, Inc. was formed in 2005 to engage in the business of oil and gas exploration, development, production and trading in Asia and the Pacific Rim countries, with a specific focus on the energy market in The People’s Republic of China. The Company’s principal executive offices are located in Hartsdale, New York, and also has offices located in Beijing, The People’s Republic of China.

Forward Looking Statements

Statements contained in this press release that state the intentions, hopes, beliefs, anticipations, expectations or predictions of the future of Pacific Asia Petroleum, Inc. and its management are forward-looking statements.  It is important to note that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties.  Actual results could differ materially from those projected in such forward-looking statements.  Factors that could cause actual results to differ materially from those projected in such forward-looking statements include:  our ability to maintain the trading of our shares on the OTCBB, the preliminary nature of well data, including permeability and gas content, and commercial viability of the wells; risk and uncertainties associated with exploration, development and production of oil and gas; drilling and production risks; our lack of operating history; limited and inadequate cash resources; expropriation and other risks associated with foreign operations; anticipated pipeline construction and transportation of gas; matters affecting the oil and gas industry generally; lack of availability of oil and gas field goods and services; environmental risks; changes in laws or regulations affecting our operations, as well as other risks described in our filings with the Securities and Exchange Commission.

Contacts:

Pacific Asia Petroleum, Inc. Company Contact:

Pacific Asia Petroleum, Inc.

Attn:  George Unser
250 East Hartsdale Ave.
Hartsdale, New York 10530
Phone:  (914) 472-6756
www.papetroleum.com

Pacific Asia Petroleum, Inc.’s Investor Relations Contact:

Liviakis Financial Communications, Inc.
Attn:  John Liviakis
655 Redwood Hwy, Suite 395
Mill Valley, CA 94941
Phone:  (415) 389-4670
www.liviakis.com
john@liviakis.com